Exhibit 10.3

NORTEL NETWORKS CORPORATION

KEY EXECUTIVE INCENTIVE PLAN

I.	PLAN OBJECTIVE

The Nortel Networks Corporation Key Executive Incentive Plan (the “Plan”) is designed to provide cash incentive awards (the “Bonuses”) to certain key executives of Nortel Networks Corporation (“NNC”) and certain of its direct and indirect subsidiaries and affiliates participating in the Plan (each a “Participating Employer” and, collectively with NNC, the “Company”) to strive for the achievement of milestones important to a successful reorganization pursuant to the proceedings under the Companies’ Creditors Arrangement Act (Canada) and the US Bankruptcy Code (the “Proceedings”).

II.	PARTICIPATING EMPLOYERS AND EMPLOYEES

(a)	The Participating Employers and the employees of the Participating Employers who may participate in the Plan have been selected in accordance with the criteria approved by the Board of Directors of NNC and the Board of Directors of Nortel Networks Limited (“NNL”) (collectively, the “Boards”) upon the recommendation of the Compensation and Human Resources Committee of the Boards (“Committee”).

(b)	Each employee of a Participating Employer selected for participation in the Plan shall receive a letter (each, a “Bonus Letter”) that sets forth the Bonus that he or she may be eligible to receive under the Plan and requires such employee to (i) waive any payments or benefits for which he or she may be eligible under the Nortel Networks Corporation Change in Control Plan, other change in control arrangements or any other retention plan or arrangement with the Company as of the Effective Date of the Plan (defined below) and (ii) agree that he or she will not file or make any claim against the Company for any such payments or benefits under the Proceedings or otherwise. Upon execution and timely return of the Bonus Letter in accordance with its terms, such employee shall become a participant in the Plan (a “KEIP Participant”) and will be eligible to receive a Bonus.

III.	BONUSES

(a)	Each KEIP Participant will be eligible to receive a Bonus in an amount set forth in the Bonus Letter determined in accordance with the criteria approved by the Boards upon the recommendation of the Committee, pursuant to the guidelines established by the Committee from time to time.

(b)	Except as required by applicable law or the terms of Company benefit plans or programs, Bonuses will not be taken into account for purposes of the Company benefits in which a KEIP Participant may participate and will not be included in “eligible earnings” for purposes of capital accumulation and retirement plans offered in various jurisdictions by the Company. Where required, deductions will be made from the Bonus Awards, as defined below, in accordance with the specific capital accumulation and retirement plan in which the KEIP Participant participates.

IV.	VESTING AND PAYMENT OF BONUS AWARDS

(a)	Subject to Section VI, each KEIP Participant’s Bonus will vest in the amounts and on the dates (each a “Scheduled Vesting Date”) set forth below so long as such KEIP Participant is actively employed by a Participating Employer on the applicable Scheduled Vesting Date:

(i)	25% of such Bonus (the “First Bonus Award”) upon the date of achievement of the First Milestone (as defined below);

(ii)	25% of such Bonus (the “Second Bonus Award”) upon the date of achievement of the Second Milestone (as defined below); and

(iii)	50% of such Bonus (the “Third Bonus Award,” and together with the First Bonus Award and the Second Bonus Award, the “Bonus Awards”) upon the date of achievement of the Third Milestone (as defined below).

(b)	Subject to Section VI and IX(b), each Bonus Award that vests under this Section IV of the Plan will be made to a KEIP Participant by his or her Participating Employer in a lump sum cash payment as soon as practicable following the applicable Scheduled Vesting Date.

(c)	For purposes of the Plan, a KEIP Participant will be considered to be “actively employed” on those days when he or she is classified as “active” on the applicable Participating Employer’s payroll.

(d)	The “First Milestone” is the achievement of North American objectives of the Company’s cost reduction plan. The “Second Milestone” is the achievement of certain parameters approved by the Boards upon recommendation of the Committee designed to result in a leaner and more focused organization. The “Third Milestone” is the later of the confirmation by the US court of a plan of reorganization in the United States or the confirmation by the Canadian court of a plan or plans of restructuring and/or arrangement in Canada.

(e)	Notwithstanding anything in the Plan to the contrary, if the Committee, in its sole discretion, upon consideration of facts and circumstances determined by the Committee to be relevant, concludes that a KEIP Participant has committed intentional misconduct, as defined in the Committee Policy Regarding Recoupment of Incentive Compensation relating to the forfeiture and/or recoupment of incentive compensation, the KEIP Participant will forfeit any earned but unpaid Bonus Awards and/or reimburse his or her Participating Employer the amount of the Bonus Awards received, as determined by the Committee.

V.	PLAN ADMINISTRATION

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and to determine the achievement of each of the Milestones set forth in Section IV(d) above.

VI.	ELIGIBILITY TO RECEIVE BONUS PAYMENTS

(a)	Upon the involuntary termination of employment of a KEIP Participant for any reason (other than in connection with a divestiture (as described below)) by a Participating Employer, resignation of employment by a KEIP Participant or termination of employment due to death or disability, each unvested Bonus Award of such KEIP Participant (the “Unvested Awards”) will be forfeited on the date of such employment termination or resignation and such KEIP Participant will have no further rights under the Plan.

(b)	If a KEIP Participant is not actively employed by a Participating Employer on a Scheduled Vesting Date as a result of short- or long-term disability or other leaves of absence, whether or not approved by the relevant Participating Employer, the Unvested Award related to that Scheduled Vesting Date will be forfeited on the Scheduled Vesting Date and such KEIP Participant will have no further rights with respect to such Bonus Award, unless otherwise required by applicable law.

(c)	If a KEIP Participant is actively employed by a Participating Employer on a Scheduled Vesting Date, but was not actively employed for the entire period beginning on the day following the immediately preceding Scheduled Vesting Date (or January 14, 2009 with respect to the First Bonus Award) through and including the Scheduled Vesting Date at issue (the “Bonus Award Period”) as a result of short- or long-term disability or other leaves of absence approved by the relevant Participating Employer, a portion of the related Bonus Award will vest on such Scheduled Vesting Date in an amount equal to such Bonus Award multiplied by a fraction the numerator of which is the number of calendar months (or portions thereof) in which the KEIP Participant was actively employed for at least one business day during the Bonus Award Period and the denominator of which is the total number of calendar months (or portions thereof) occurring during the Bonus Award Period. Any unvested portion of such Bonus Award will be forfeited and such KEIP Participant will have no further rights under the Plan with respect to such forfeited portion. (See Appendix I for an example of the calculation of a pro rated Bonus Award.)

(d)

If a KEIP Participant’s employment with a Participating Employer is involuntarily terminated as a result of a divestiture (including any KEIP Participant who is transferred to or hired by a third-party buyer in connection with a divestiture and any KEIP Participant in corporate staff or global operations whose employment is involuntarily terminated as a result of an organizational resizing following and directly related to a divestiture), as determined by the Committee, and such KEIP Participant either (i) receives, with the Company’s consent, an opportunity to be employed by the buyer (an “Offer of Continued Employment”), accepts the buyer’s Offer of Continued Employment and commences employment with the buyer or (ii) does not receive an Offer of Continued Employment, any Unvested Awards of such KEIP Participant will be accelerated to the later to occur of the date of consummation of the applicable divestiture (the “Closing Date”) or termination of employment and will vest automatically on such Closing Date or employment termination date, as applicable. If a KEIP Participant whose employment with a Participating Employer is terminated as a result of a divestiture fails to accept an Offer of Continued Employment or, having accepted an Offer of Continued Employment, fails to commence employment with the buyer, any Unvested Awards will be forfeited on the date of such employment termination and such KEIP Participant will have no further rights under the Plan.

(e)	Subject to Section IX(b), any payment of Bonus under this Section VI of the Plan will be made to a KEIP Participant by his or her Participating Employer as soon as practicable following the applicable vesting date.

(f)	A KEIP Participant whose employment with a Participating Employer terminates after the vesting date of a Bonus Award but prior to the payment date of such Bonus Award, for reasons determined by the Committee to be other than an involuntary termination for Cause, will receive his or her Bonus Award on such payment date; provided, however, that the Committee may deny payment of such Bonus Award if it determines that such KEIP Participant engaged in conduct after the date of termination of employment and prior to the Bonus Award payment date that constitutes Cause.

(g)	For the purposes of the Plan, “Cause” shall mean inappropriate actions or inactions, misconduct, breach of an agreement with the Company or unsatisfactory performance by a KEIP Participant or cause (as “cause” is legally defined, if at all, in the relevant jurisdiction) as determined by the Committee in its sole discretion.

VII.	EFFECTIVE DATE; EXPIRATION DATE OF THE PLAN

The Plan shall be effective as of March 6, 2009 (the “Effective Date”). The Plan shall expire on July 14, 2010 (the “Termination Date”). All rights to unvested Bonuses shall lapse on the Termination Date. For the avoidance of doubt, no payments shall be made under the Plan in connection with any Bonus Award if such Bonus Award has not vested prior to the Termination Date.

VIII.	NO PROMISE OF CONTINUED EMPLOYMENT

The Plan and any KEIP Participant’s selection as a participant in the Plan does not, and is in no manner intended to constitute, a promise of employment for any period of time or to change a KEIP Participant’s employment status, if applicable, as an at will employee subject to employment termination at any time for any reason.

IX.	TAXES; SECTION 409A

(a)	All payments made pursuant to the Plan shall be subject to applicable taxes and standard withholding and deductions as determined by the relevant Participating Employer. Neither the Company nor its officers or agents makes or has made any representation about the tax consequences of any payments made or offered to any KEIP Participant under the Plan.

(b)

All payments under the Plan are designed to comply with the short-term deferral exception from the requirements of section 409A of the US Internal Revenue Code of 1986 and regulations promulgated thereunder (“Section 409A”). Each Bonus Award will be treated as a separate payment for purposes of Section 409A. Payment of a Bonus Award under the Plan will be made on or prior to the 15th day of the third month following the end of the later of the relevant Participating Employer’s tax year or the KEIP Participant’s tax year in which the right to payment of such Bonus Award vests.

X.	CONFIDENTIALITY

Subject to applicable law, a KEIP Participant’s participation in the Plan, Bonus and Bonus Awards are confidential and a KEIP Participant may not disclose, publicize or discuss his or her participation in the Plan, Bonus or Bonus Awards with any current or former employee of the Company or any other person except a KEIP Participant’s spouse, accountant, financial advisor or attorney, who must be informed by the KEIP Participant not to further disclose such confidential information. Notwithstanding the foregoing, the Company may disclose Participants’ participation in the Plan, Bonuses and Bonus Awards as required under applicable law and as it deems necessary in the implementation and administration of the Plan and in the conduct of the Company’s business.

XI.	SEVERABILITY

If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of the Plan and the provision in question shall be modified as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

XII.	CHOICE OF LAW AND VENUE

The Plan shall be governed by the laws of Ontario and the laws of Canada applicable therein. With respect to any KEIP Participant of a Participating Employer that is subject to the Proceedings, such KEIP Participant and such Participating Employer will (a) irrevocably and unconditionally consent to the exclusive jurisdiction of the court in which such Participating Employer is subject to the Proceedings, (b) will irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or related to the Plan or any Bonus in such court and (c) will further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

XIII.	ENTIRE AGREEMENT AND AMENDMENT

This Plan document (together with the Bonus Letters) constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan. Any amendments or modifications of the Plan must be authorized by the Boards and implemented in writing by the Senior-Vice President, Human Resources and Chief Legal Officer of NNC; provided, in each case, subject to any approvals which may be required in light of the Proceedings. Any agreement between any KEIP Participant and the Company with regard to the Plan and its subject matter is hereby superseded.

XIV.	NO ASSIGNMENT

The rights of a KEIP Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged or encumbered except by will or the laws of descent and distribution.

XV.	FUNDING

The Plan is an unfunded plan and any and all amounts payable to a KEIP Participant under the Plan shall be paid from the general assets of his or her Participating Employer. The obligation under the Plan with respect to any specific KEIP Participant shall be the several obligation of his or her Participating Employer and will not be a joint obligation of any other Company entity.

Appendix I

The following is an example of the calculation of a pro rated bonus pursuant to Section VI(c) of the Plan. Please note that it is for explanatory purposes only and does not apply to any actual KEIP Participant, Bonus or Scheduled Vesting Date. All capitalized terms have the meaning set forth in the Plan.

KEIP Participant is eligible for a Bonus of $15,000 and his or her potential First Bonus Award is $3,750. KEIP Participant works from January 14, 2009 until April 7, 2009, goes on a leave of absence approved by his or her Participating Employer, and then returns to work on June 15, 2009. The First Milestone is achieved on June 25, 2009. The amount paid to KEIP Participant as soon as practicable after June 25, 2009 is $3,125. The amount is calculated as follows:

$3,750	x	5 / 6	=	$3,125
First Bonus Award		January, February, March, April & June / January, February, March, April, May & June		Amount payable